Exhibit 99.2

Cyngn Inc. Announces Closing of $17.2 Million Registered Direct Offering

MOUNTAIN VIEW, CALIF., JUNE 30, 2025 Cyngn Inc. (NASDAQ: CYN) today announced the closing of a registered direct offering with a single institutional investor for the purchase and sale of approximately $17.2 million of shares of Common Stock and pre-funded warrants at a price of $7.50 per share of Common Stock. Upon closing of the offering, the Company will have fully utilized its shelf registration statement.

The offering consisted of the sale of 2,293,333 shares of Common Stock (or Pre-Funded Warrants). The public offering price per share of Common Stock was $7.50 (or $7.49999 for each Pre-Funded Warrant, which is equal to the public offering price per share of Common Stock to be sold in the offering minus an exercise price of $0.00001 per Pre-Funded Warrant). The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until exercised in full.

Aggregate gross proceeds to the Company were approximately $17.2 million. The transaction closed on June 30, 2025. The Company expects to use the net proceeds from the offering for general corporate purposes and working capital.

Aegis Capital Corp. acted as exclusive placement agent for the offering. Sichenzia Ross Ference Carmel LLP acted as counsel to the Company. Kaufman & Canoles, P.C. acted as counsel to Aegis Capital Corp.

The registered direct offering was made pursuant to an effective shelf registration statement on Form S-3 (No. 333-271567) previously filed with the U.S. Securities and Exchange Commission (SEC) and declared effective by the SEC on June 13, 2023. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th floor, New York, NY 10105, by email at syndicate@aegiscap.com, or by telephone at +1 (212) 813-1010.

Interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cyngn

Cyngn develops and deploys autonomous vehicle technology for industrial organizations like manufacturers and logistics companies. The Company addresses significant challenges facing industrial organizations today, such as labor shortages and costly safety incidents.

Cyngn’s DriveMod technology empowers customers to seamlessly bring self-driving technology to their operations without high upfront costs or infrastructure installations. DriveMod is currently available on Motrec MT-160 Tuggers and BYD Forklifts.

The DriveMod Tugger hauls up to 12,000 lbs, travels inside and out, and targets a typical payback period of less than 2 years. The DriveMod Forklift lifts heavy loads that use non-standard pallets and is currently available to select customers. For all terms referenced within, please refer to the Company’s annual report on Form 10-K with the SEC filed on March 6, 2025.

Investor Contact:

Natalie Russell, Interim CFO
investors@cyngn.com

Media Contact:

Luke Renner, Head of Marketing
media@cyngn.com

Where to Find Cyngn

●	Website: https://cyngn.com

●	X: https://x.com/cyngn

●	LinkedIn: https://www.linkedin.com/company/cyngn

●	YouTube: https://www.youtube.com/@cyngnhq

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the Securities and Exchange Commission (SEC), including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 6, 2025. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.